UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

SEMCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-15565 (Commission File Number)	38-2144267 (I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan (Address of principal executive offices)	48060 (Zip Code)

Registrant’s telephone number, including area code:    810-987-2200

n/a
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On March 15, 2005, SEMCO Energy, Inc. (the “Company”) completed an offering (the “Offering”) of 325,000 shares of its 5% Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”), generating gross proceeds to the Company of $65 million, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulation S under the Act. Concurrently with the completion of the Offering, on March 15, 2005, the Company also closed the transactions contemplated by the repurchase agreement (the “Repurchase Agreement”) between the Company and K-1 GHM, LLLP (“K-1”), a Delaware limited liability limited partnership and an affiliate of k1 Ventures Limited. Under this agreement, the Company has repurchased from K-1 all of the outstanding and issued shares (52,542.94) of the Company’s 6% Series B Convertible Preference Stock and warrants to purchase 905,565 shares of the Company’s common stock. The aggregate purchase price under the Repurchase Agreement was $60 million. The Company used $60 million of the proceeds from the Offering to complete the repurchase.

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with the completion of the Offering, the Company entered into a registration rights agreement, dated March 15, 2005 (the “Registration Rights Agreement”), for the benefit of the holders of the Preferred Stock. Pursuant to the terms of this agreement, the Company has agreed, among other things, to (1) file a registration statement (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”) by June 13, 2005, with respect to the resale of the Preferred Stock and shares of common stock issuable upon conversion of the Preferred Stock; and (2) use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC by September 11, 2005. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, including the failure by the Company to meet the deadlines set forth above, additional dividends will become payable and accrue on the Preferred Stock at the rate of 0.50% per annum (bringing the total dividend rate in such case to 5.50%).

Item 3.03 Material Modification to Rights of Security Holders.

     Reference is made to the information set forth under Item 5.03 below and is incorporated into this Item 3.03 by reference.

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers.

     In connection with the closing of the Repurchase Agreement and as contemplated thereby, on March 15, 2005, the members of the Company’s Board of Directors appointed by K-1, Jeffrey A. Safchik and Sherry A. Stanley, resigned from the Company’s Board of Directors, effective immediately.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     In anticipation of the completion of the Offering and the issuance of the Preferred Stock, effective March 14, 2005 the Company filed a certificate of designation (the “Certificate of

Designation”) with the Bureau of Commercial Services of the Michigan Department of Consumer and Industry Services, which, through an amendment to the Company’s articles of incorporation, established the terms and conditions of the Preferred Stock. The following description is a summary of some of the most important provisions of the Preferred Stock, as set forth in the Certificate of Designation. The Certificate of Designation is included as Exhibit 3.1 hereto and incorporated by reference into this Item 5.03.

     The Preferred Stock pays dividends at the rate of 5.00% per annum. Dividends are payable quarterly in cash on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005, when, as and if declared by the Company’s Board of Directors. Dividends will be paid in arrears and will accumulate and be cumulative from the date of the issuance of the Preferred Stock. Accumulated dividends on the Preferred Stock will compound quarterly.

     The Preferred Stock has a liquidation preference of $200 per share, plus accumulated and unpaid dividends, and is convertible at the holder’s option at any time at an initial conversion rate of 26.1438 shares of the Company’s common stock per $200 liquidation preference, which represents an initial conversion price of approximately $7.65 per share of common stock. The Preferred Stock will rank with respect to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution (i) senior to all of the Company’s common stock and preference stock and to each other class of capital stock or series of preferred stock issued in the future (unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Preferred Stock), (ii) on parity with any class of capital stock or series of preferred stock established after the issue date of the Preferred Stock which expressly provides that such class or series will rank on parity with the preferred stock, and (iii) junior to all of the Company’s capital stock issued in the future the terms of which expressly provide that such stock will rank senior to the Preferred Stock.

     The Company may redeem the Preferred Stock for cash after February 20, 2010, at an initial redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. The Preferred Stock is mandatorily redeemable for cash on February 20, 2015, at a redemption price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

     If certain specified “fundamental changes” involving the Company occur prior to February 20, 2010, the Company may be required to pay a make-whole premium on the Preferred Stock converted in connection with the fundamental change. The make-whole premium will be payable in shares of the Company’s common stock or the consideration into which the common stock has been converted or exchanged in connection with the fundamental change. The amount of the make-whole premium, if any, will be based on the stock price and the effective date of the fundamental change. A “fundamental change” involving the Company will be deemed to have occurred if (1) certain transactions occur as a result of which there is a change of control of the Company; or (2) the Company’s common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.

     Except as required by Michigan law and the Company’s articles of incorporation, which include the Certificate of Designation for the Preferred Stock, the holders of Preferred Stock will have no voting rights unless dividends payable on the Preferred Stock are in arrears for eight or more quarterly periods. In that event, the holders of the Preferred Stock, voting as a single class with the shares of any other preferred stock having similar voting rights, will be entitled at the next regular or special meeting of the Company’s shareholders to elect such number of directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock, voting as a single class with any other preferred stock, will be required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to, or on parity with, the Preferred Stock and for amendments to the Company’s articles of incorporation that would adversely affect the rights of holders of the Preferred Stock.

Item 8.01 Other Events.

     On March 15, 2005, the Company announced that it completed the Offering and, concurrently therewith, that it closed the transactions contemplated by the Repurchase Agreement. A copy of the press release announcing these events is included as Exhibit 99.1 hereto and incorporated by reference into this Item 8.01.

     This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Preferred Stock. The Preferred Stock has not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Item 9.01 Financial Statements and Exhibits.

Exhibit 3.1	Certificate of Designation of 5% Series B Convertible Cumulative Preferred Stock, filed March 14, 2005

Exhibit 10.1	Registration Rights Agreement, dated March 15, 2005, for the benefit of holders of 5% Series B Convertible Cumulative Preferred Stock

Exhibit 99.1	Press Release issued March 15, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Dated: March 16, 2005	By:	/s/ Michael V. Palmeri

Michael V. Palmeri
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX
Form 8-K
March 16, 2005

Filed
Exhibit No.	Description	Herewith	By Reference
3.1	Certificate of Designation of 5% Series B Convertible Cumulative Preferred Stock, filed March 14, 2005	X
10.1	Registration Rights Agreement, dated March 15, 2005, for the benefit of holders of 5% Series B Convertible Cumulative Preferred Stock	X
99.1	Press Release issued March 15, 2005	X